Exhibit 99.03

Earnings Release Script

July 24, 2003

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley, Director of Investor Relations for GRIC Communications.  This afternoon we will discuss financial results for the first quarter of 2003.  Playback of this call will be available at 1-888-276-5318, through July 28, 2003. Also, on the call for GRIC are Bharat Davé, GRIC’s President and CEO and Kim Silverman, our Chief Financial Officer.  Bharat will discuss overall company highlights and Kim will summarize our financial results.  We will then take questions.

This call will include “forward-looking” statements, including projections about our business.  These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent SEC filings and available through www.sec.gov.

At this time I would like to turn the call over to Bharat.

Bharat Davé:

Good afternoon, and thank you for joining GRIC Communications today for our quarterly conference call.

I am pleased to report that GRIC’s revenue continued to grow in the second quarter despite uncertain world conditions that negatively impacted business travel.  Our recent customer wins demonstrate that the GRIC MobileOffice solution is delivering the value that the market requires, which makes us confident about our future.  We are well-positioned to return to profitability during the fourth quarter of this year.

Revenue last quarter was $9.9 million, an increase of 21 percent over the same period last year.  Net loss narrowed to two cents a share, representing a significant improvement over the same quarter in 2002.  Our gross margins improved to 55 percent from 54 percent in the first quarter.  The most promising result, however, was the fact that, despite recording a small loss, we generated nearly $300,000 in cash in the second quarter.  Moreover, we have seen initial signs of an increased revenue growth rate as we moved from the end of last quarter into the current quarter.

In April, I reported that our strategy of attacking the enterprise sector through dedicated sales and marketing resources and value added resellers was bearing fruit.  That progress has continued. In the second quarter alone we signed more than 15 enterprise customer and value added reseller agreements and ended the quarter with many new contracts pending.  The GRIC MobileOffice solution is making inroads in Europe as well as in the U.S.

During the second quarter, for example, we signed Saint-Gobain located in France, Vaillant GmbH located in Germany, and the U.S.-based Neopost Group to our growing list of enterprise customers.  As has been true ever since we began implementing our enterprise-direct strategy, we have won many of our new customers in head-to-head competition with established players of all types.

Major VAR agreements included Hewlett Packard Business Group in Germany and Wiztel Group in Korea.  These are significant players in their markets who have already brought several major customers to the table such as Vaillant, a leading European heating technology company, and Alps Electric Korea, the world’s largest independent manufacturer of passive components.

Clearly, our enterprise strategy is working.  The market sees and appreciates the significant value that the GRIC MobileOffice concept offers.  And it’s not surprising that they should.  After all, it is a solution that is built on a foundation that has won the approval of the most demanding customers in the world — the leading telecommunications and service providers.  Any solution that can meet their standards is, by definition, robust enough for the enterprise market.

Indeed major enterprises all over the world have been indirect customers of ours for years.  At last count more than 1,600 businesses, many of them Fortune 500 or Global 2000 players, used GRIC services through our service provider, telco, and VAR partners.

But our success hasn’t been built just on past accomplishments. It is grounded in the real value we deliver to the enterprise.  Value that includes:

•                  significantly lowering the total cost of ownership;

•                  providing IT departments with real control over their mobile and remote workers and real-time visibility to their users;

•                  a significant reduction in overall risk—whether that risk is associated with security, management, or connectivity issues; and

•                  enhanced productivity for their end users.

It’s becoming old hat for me to report to you that GRIC has continued to expand its leadership position in the WiFi market.  But somehow, I never get tired of doing it.  And I hope you never get tired of hearing it.  Our broadband network, of course, continues to expand.  It’s now approaching 2,500 access locations and growing rapidly.  We are on a path to surpass 4,000 by the end of the year and perhaps sooner.

But while that’s an impressive number, to us WiFi isn’t just about the number of access locations. It’s about using a powerful new technology to deliver value to our customers.  Faster connectivity means higher productivity.  And that’s what’s important about WiFi.  The ability to get more work done — faster and with greater mobility.

But we are also positioning ourselves strategically to make the most of the expected growth opportunities in WiFi.  In the last quarter, while our network grew, we also entered into agreements with 3Com and AT&T that will be strategically important to us in the future.  The 3Com agreement partners us with a major player on the hardware side of the WiFi business.  Our products and services compliment each other and by cooperating each of us can deliver a more complete solution to the market and higher value to our customers.

Our agreement with AT&T partners us with a company that has many well-established relationships with corporate customers.  We strongly believe that this relationship as well as those we may develop with similar companies, will help speed the rate of WiFi adoption by enterprise customers and generate a higher level of usage for GRIC and its partners.

The first half of 2003 is now history.  For GRIC it was a period of accomplishment that I truly believe has set the stage for our future success.  We have increased our investment in sales and marketing, entered into significant new business relationships globally, enhanced our service offering, and served notice that we are a major player in the enterprise space.  I am more confident than ever that we will return to profitability during 2003 and I believe you will see evidence of that when we meet again to discuss the results of the current quarter.

Now I’d like to turn the call over to our Chief Financial Officer, Kim Silverman, who will take you through the financial results.

Kim Silverman:

Thank you Bharat.

Good afternoon – I am very pleased to be taking you through our results today.  First, I would like to take you through the highlights of the operating statement.

Revenue:

Revenues for the second quarter were $9.9 million, which was a 4% increase from the prior quarter and a 21% increase over the same quarter of last year.  We were pleased to see this growth despite uncertain world conditions that negatively impacted business travel.  We continue to win new enterprise customers and are seeing improvement in top line growth.  These recent customer wins are expected to begin contributing to revenue in the coming months.  Revenue for Q3 of 2003 is projected to be in the range of $10.8 million to $11.0 million, which would represent healthy sequential growth in today’s global business climate.  This projected increase reflects the healthiness of our existing customer base and the increased adoption of our leading solutions by new customers.

Gross Margins

I am happy to note that GRIC’s overall gross margins remained strong, ending at 55% in the second quarter, compared with 54% in Q1 of 2003 and 55% in Q2 of 2002.  Historically, gross margins have been solid.  We expect margins to be in the range of 57% to 59% percent during the third quarter of 2003, as revenue derived from our enterprise customers and value-added resellers reflects a higher percentage of the total revenue mix.

Operating Expenses:

Total operating expenses were $5.9 million for the second quarter, a 2% increase from the $5.7 million spent in Q1 2003 and down slightly from the $6.4 million spent in the second quarter of 2002.  Q2 operating expenses reflect a net benefit of approximately $217,000 related to fixed asset adjustments for prior periods.

We intend to continue prudent management of the Company’s expenses.  We plan to continue increasing the level of investment in our direct sales force on an ongoing basis, as well as continue our efforts to add customers through our growing reseller channel.  We also plan to continue investing in marketing programs.  Total operating expenses are projected to be in the range of $6.2 to $6.4 million for the third quarter of 2003.

Net Loss

The net loss in the second quarter of 2003 was  $376,000 or $0.02 per share, which represents a significant improvement over the same quarter last year.  Our success to date demonstrates that GRIC has a strong, sustainable business model which is capable of generating earnings over the long run and we expect to be profitable during the fourth quarter of 2003.

Now I will move to the Balance Sheet:

One of the key attributes about the company is our strong balance sheet.

In summary:

•                  Cash and short-term investments were approximately $22.7 million at the end of the second quarter, an increase of $300,000 from the end of Q1.

•                  We were pleased that we returned to a cash positive position this quarter.

•                  Our DSO remains strong, coming in at 43 days in Q2 of 2003, which has been in the range traditionally experienced by GRIC over the past 2 years.

•                  Our capital expenditures continue to be low.  In fact, we incurred less than $150,000 in capital expenditures in Q2.  This achievement is largely due to our ability to leverage the network of our customers and partners.

•                  And finally, we have no debt.

I hope this summary provides you with an insight into the positive progress we have seen, and our success in building on a strong record of historical financial performance.

No other Balance Sheet items warrant comment.

I am now going to turn things back to John for additional comments.

John Riley:

Additional Comments

First, The following statements are based on current expectations and information available to us as of July 24, 2003; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain, and becomes increasingly difficult the longer the projection.  In addition, all projected financial performance in our outlook depends on our success in achieving revenue targets.  These statements are “forward-looking” and actual results may differ materially.

At this time I will summarize the Q3 2003 guidance that Kim has provided to you, for GRIC Communications.

GRIC expects revenue in the range of $10.8 to $11.0 million in the third quarter of 2003.

Total gross margins are expected to be in the range of 57 to 59 percent in the third quarter of 2003.

From an expenditure standpoint, our operating expenses are expected to be in the range of $6.2 to $6.4 million in the third quarter as we expect to see continued prudent expense management.

The Company expects to be profitable during the fourth quarter of 2003.

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Finally, let me take a moment to reiterate our Outlook publication procedures.

GRIC will keep its earnings release and Outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period (which I will describe in a minute), the public can continue to rely on the Outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations.  During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations.  The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published.  For the third quarter, the Quiet Period will be September 15, 2003 through October 23, 2003.

Operator, at this time we would like to entertain questions.

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At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GRIC’s progress with you in the future.